3Q26 Key Financial Data				3Q26 Financial Highlights
PROFITABILITY METRICS	3Q26	2Q26	3Q25

•Record net revenue of $7,970 million, year-over-year increases of 5.6% in net interest income and 14.9% in fee revenue
•Net income of $2,202 million, an increase of 10.0% year-over-year
•Diluted earnings per common share of $1.34, an increase of 9.8% year-over-year
•Positive operating leverage of 240 basis points from the prior year quarter
•Return on average assets of 1.25% and efficiency ratio of 55.9%, both improved on a year-over-year basis
•Net interest margin of 2.84%, an increase of 9 basis points on a year-over-year basis
•CET1 capital ratio of 10.8% at September 30, 2026
•Average total deposits increase of 2.9% on a year-over-year basis and 2.2% on a linked quarter basis
•Average total loans increase of 8.0% on a year-over-year basis and 1.0% on a linked quarter basis

Return on average assets (%)	1.25	1.26	1.17
Return on average common equity (%)	13.6	14.0	13.5
Return on tangible common equity (%)(a)	18.5	18.7	18.6
Net interest margin (%)	2.84	2.79	2.75
Efficiency ratio (%)(a)	55.9	57.1	57.2

INCOME STATEMENT(b)	3Q26	2Q26	3Q25
Net interest income (taxable-equivalent basis)	$4,490	$4,387	$4,251
Noninterest income	$3,480	$3,325	$3,078
Noninterest expense	$4,493	$4,428	$4,197
Net income attributable to U.S. Bancorp	$2,202	$2,177	$2,001
Diluted earnings per common share	$1.34	$1.35	$1.22
Dividends declared per common share	$.54	$.52	$.52

BALANCE SHEET(b)	3Q26	2Q26	3Q25
Average total loans	$409,548	$405,481	$379,152
Average total deposits	$526,602	$515,080	$511,782
Net charge-off ratio (%)	.51	.53	.56
Book value per common share (period end)	$38.27	$38.91	$36.33
Tangible book value per common share (period end)(a)	$29.34	$30.04	$27.84
Basel III standardized CET1 (%)(c)	10.8	10.8	10.9

(a) See Non-GAAP Financial Measures reconciliation on page 16 (b) Dollars in millions, except per share data (c) CET1 = Common equity tier 1 capital ratio

CEO Commentary
“We delivered strong third quarter results. Record net revenue of $8.0 billion drove diluted earnings per share of $1.34, up 10% year-over-year, a return on tangible common equity of 18.5%, and an efficiency ratio of 55.9%. The net charge-off ratio improved to 51 basis points. Our exceptional business mix and increasingly strong operating discipline helped us deliver high returns, productivity, and prudent risk management while strengthening revenue growth. We reported a full quarter of BTIG results, which drove an increase of 69.3% year-over-year in capital markets revenue. Our Payments transformation gained momentum and delivered combined revenue growth of 6.5% year-over-year. We were pleased to report another quarter of record consumer deposits and launch major initiatives to expand our reach in the small business segment as we onboarded a strategic small business credit card relationship, launched Business Essentials, an innovative suite of new products, and established new banker teams in expansion markets.
These results reflect strong execution against our strategic priorities and better interconnectivity across our organization. We remain focused on bringing innovative solutions to our clients, investing in our business, creating a culture of high-performance and delivering exceptional long-term value for our shareholders. On behalf of all of us at U.S. Bank, I want to thank our clients and shareholders for their continued trust and partnership.”
— Gunjan Kedia, Chairman and CEO, U.S. Bancorp

Business and Other Highlights
U.S. Bank launches USBDC Stablecoin
U.S. Bank has successfully completed a live pilot transaction using USBDC, its proprietary U.S. dollar-backed stablecoin, for a cross-border payment between U.S. Bank entities in North America and Europe, demonstrating the potential for 24/7 transactions. Conducted on the Stellar blockchain, the pilot showed the bank can move value on-chain while maintaining integration with its existing finance, risk, compliance and operations infrastructure. The transaction also validated U.S. Bank’s internally developed Digital Asset Platform and evaluated key capabilities, including minting, payment redemption, freezing and clawbacks, managing and moving tokenized assets, and creating a foundation for issuing. Looking ahead, U.S. Bank is exploring applications including liquidity management, collateral mobility and cross-border treasury operations, with the initiative representing another step in its broader digital asset strategy to use blockchain technology to improve efficiency, transparency and settlement speed while maintaining the safety, security and reliability expected by clients.
U.S. Bank launches new credit cards for small businesses
U.S. Bank has launched two new small-business credit cards, Business Essentials and Business Essentials Plus, offering unlimited 2% cash back on eligible purchases and additional rewards for customers with qualifying business checking balances. Business Essentials has no annual fee and can earn up to 2.5% total cash back, while the $295-annual-fee Plus card can earn up to 3.5% and automatically provides 5% cash back on the cardholder’s top spending category, subject to an annual limit. Both cards include tools designed to simplify expense management, including Spend Management and ExtendPay, while new cardholders can qualify for cash-back welcome offers of $500 or $1,000, depending on the card. U.S. Bank is supporting the launch with a new advertising campaign featuring entrepreneur and actress Jessica Alba as the spokesperson for both cards, emphasizing its broader strategy of building deeper relationships with small-business owners through integrated banking, payments and expense-management solutions.

Investor contact: Brian Mauney, Brian.Mauney@usbank.com | Media contact: Jeff Shelman, Jeffrey.Shelman@usbank.com

U.S. Bancorp Third Quarter 2026 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per share data)
				Percent Change
	3Q 2026	2Q 2026	3Q 2025	3Q26 vs 2Q26	3Q26 vs 3Q25	YTD 2026	YTD 2025	Percent Change

Net interest income	$4,468	$4,361	$4,222	2.5	5.8	$13,092	$12,365	5.9
Taxable-equivalent adjustment	22	26	29	(15.4)	(24.1)	76	88	(13.6)
Net interest income (taxable-equivalent basis)	4,490	4,387	4,251	2.3	5.6	13,168	12,453	5.7
Noninterest income	3,480	3,325	3,078	4.7	13.1	9,802	8,838	10.9
Total net revenue	7,970	7,712	7,329	3.3	8.7	22,970	21,291	7.9
Noninterest expense	4,493	4,428	4,197	1.5	7.1	13,186	12,610	4.6
Income before provision and income taxes	3,477	3,284	3,132	5.9	11.0	9,784	8,681	12.7
Provision for credit losses	654	538	571	21.6	14.5	1,768	1,609	9.9
Income before taxes	2,823	2,746	2,561	2.8	10.2	8,016	7,072	13.3
Income taxes and taxable-equivalent adjustment	615	563	553	9.2	11.2	1,675	1,527	9.7
Net income	2,208	2,183	2,008	1.1	10.0	6,341	5,545	14.4
Net (income) loss attributable to noncontrolling interests	(6)	(6)	(7)	—	14.3	(17)	(20)	15.0
Net income attributable to U.S. Bancorp	$2,202	$2,177	$2,001	1.1	10.0	$6,324	$5,525	14.5
Net income applicable to U.S. Bancorp common shareholders	$2,095	$2,098	$1,893	(.1)	10.7	$6,034	$5,229	15.4
Diluted earnings per common share	$1.34	$1.35	$1.22	(.7)	9.8	$3.88	$3.35	15.8

Net income attributable to U.S. Bancorp was $2,202 million for the third quarter of 2026, $201 million higher than the third quarter of 2025 and $25 million higher than the second quarter of 2026. Diluted earnings per common share was $1.34 in the third quarter of 2026, compared with $1.22 in the third quarter of 2025 and $1.35 in the second quarter of 2026.
The year-over-year increase in net income attributable to U.S. Bancorp was driven by higher total net revenue, partially offset by higher noninterest expense and higher provision for credit losses. Net interest income increased 5.6 percent on a taxable-equivalent basis, primarily due to loan growth, the impact of the small business credit card portfolio purchase and benefits from fixed asset repricing, while net interest margin increased to 2.84 percent from 2.75 percent. Noninterest income increased 13.1 percent, reflecting higher capital markets revenue including the impact of the BTIG acquisition, higher trust and investment management fees, and higher corporate payment and treasury management revenue. Noninterest expense increased 7.1 percent primarily due to the impact of the BTIG acquisition, as well as higher compensation and employee benefits expense, higher technology and communications expense, and increased marketing and business development expense. The provision for credit losses increased 14.5 percent, reflecting the impact of the small business credit card portfolio purchase, partially offset by improvement in the economic outlook and favorable credit performance.
Compared with the second quarter of 2026, net income attributable to U.S. Bancorp increased primarily due to higher total net revenue, partially offset by higher noninterest expense and higher provision for credit losses. Net interest income increased 2.3 percent on a taxable-equivalent basis, primarily driven by benefits from the small business credit card portfolio purchase, fixed asset repricing and the impact of higher interest rates, while net interest margin increased to 2.84 percent from 2.79 percent. Noninterest income increased 4.7 percent, reflecting higher capital markets revenue due to the BTIG acquisition, higher trust and investment management fees and higher corporate payment and treasury management revenue, partially offset by lower merchant processing services revenue. Noninterest expense increased 1.5 percent, reflecting higher compensation and employee benefits expense primarily due to a full quarter of BTIG expenses in the third quarter, along with higher technology and communications expense, partially offset by a decrease in other noninterest expense. The provision for credit losses increased 21.6 percent, reflecting the impact of the small business credit card portfolio purchase, partially offset by improvement in the economic outlook and favorable credit performance.

U.S. Bancorp Third Quarter 2026 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	3Q 2026	2Q 2026	3Q 2025	3Q26 vs 2Q26	3Q26 vs 3Q25	YTD 2026	YTD 2025	Change

Components of net interest income
Income on earning assets	$7,796	$7,624	$7,831	$172	$(35)	$22,855	$23,010	$(155)
Expense on interest-bearing liabilities	3,306	3,237	3,580	69	(274)	9,687	10,557	(870)
Net interest income	$4,490	$4,387	$4,251	$103	$239	$13,168	$12,453	$715

Average yields and rates paid
Earning assets yield	4.92%	4.86%	5.03%	.06%	(.11)%	4.87%	5.01%	(.14)%
Rate paid on interest-bearing liabilities	2.53	2.50	2.78	.03	(.25)	2.50	2.78	(.28)
Gross interest margin	2.39%	2.36%	2.25%	.03%	.14%	2.37%	2.23%	.14%
Net interest margin	2.84%	2.79%	2.75%	.05%	.09%	2.80%	2.71%	.09%

Average balances
Investment securities(a)	$166,350	$170,528	$173,423	$(4,178)	$(7,073)	$169,431	$172,489	$(3,058)
Loans held for sale	2,681	2,783	2,253	(102)	428	2,598	2,975	(377)
Loans	409,548	405,481	379,152	4,067	30,396	402,922	378,903	24,019
Interest-bearing deposits with banks	35,037	32,450	47,822	2,587	(12,785)	35,433	44,384	(8,951)
Other earning assets	17,168	17,759	14,867	(591)	2,301	17,623	14,972	2,651
Earning assets	630,784	629,001	617,517	1,783	13,267	628,007	613,723	14,284
Interest-bearing liabilities	518,927	519,910	510,919	(983)	8,008	518,151	507,978	10,173

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis was $4,490 million in the third quarter of 2026, an increase of $239 million (5.6 percent) compared with the third quarter of 2025. The increase primarily reflected loan growth, the impact of the small business credit card portfolio purchase and benefits from fixed asset repricing. Average earning assets were $13.3 billion (2.1 percent) higher than the third quarter of 2025, reflecting an increase of $30.4 billion (8.0 percent) in average loans, partially offset by a decrease of $12.8 billion (26.7 percent) in average interest-bearing deposits with banks and a decrease of $7.1 billion (4.1 percent) in average investment securities, reflecting tactical balance sheet management actions.
On a linked quarter basis, net interest income on a taxable-equivalent basis increased $103 million (2.3 percent) primarily driven by benefits from the small business credit card portfolio purchase, fixed asset repricing and the impact of higher interest rates. Average earning assets were $1.8 billion (0.3 percent) higher than the prior quarter, reflecting increases of $4.1 billion (1.0 percent) in average loans and $2.6 billion (8.0 percent) in average interest-bearing deposits with banks, partially offset by a decrease of $4.2 billion (2.5 percent) in average investment securities.
Net interest margin was 2.84 percent in the third quarter of 2026, compared with 2.75 percent in the third quarter of 2025 and 2.79 percent in the second quarter of 2026. The increase from the prior year reflected benefits from fixed asset repricing and improved asset mix. The increase from the linked quarter was driven by the benefits from fixed asset repricing along with impacts of the small business credit card portfolio purchase.

U.S. Bancorp Third Quarter 2026 Results

AVERAGE LOANS
($ in millions)				Percent Change
	3Q 2026	2Q 2026	3Q 2025	3Q26 vs 2Q26	3Q26 vs 3Q25	YTD 2026	YTD 2025	Percent Change

Commercial	$150,917	$151,114	$134,106	(.1)	12.5	$148,577	$131,679	12.8
Lease financing	4,443	4,459	4,250	(.4)	4.5	4,446	4,220	5.4
Total commercial	155,360	155,573	138,356	(.1)	12.3	153,023	135,899	12.6

Commercial mortgages	42,988	41,840	38,384	2.7	12.0	41,610	38,400	8.4
Construction and development	10,003	9,417	9,862	6.2	1.4	9,622	10,132	(5.0)
Total commercial real estate	52,991	51,257	48,246	3.4	9.8	51,232	48,532	5.6

Residential mortgages	116,886	117,196	114,780	(.3)	1.8	116,925	116,398.5

Credit card	40,222	38,403	36,079	4.7	11.5	38,666	35,537	8.8

Retail leasing	4,311	3,746	3,718	15.1	15.9	3,864	3,858.2
Home equity and second mortgages	14,210	14,055	13,790	1.1	3.0	14,080	13,671	3.0
Other	25,568	25,251	24,183	1.3	5.7	25,132	25,008.5
Total other retail	44,089	43,052	41,691	2.4	5.8	43,076	42,537	1.3

Total loans	$409,548	$405,481	$379,152	1.0	8.0	$402,922	$378,903	6.3

Average total loans for the third quarter of 2026 increased $30.4 billion (8.0 percent) compared with the third quarter of 2025. The increase was driven by growth in total commercial loans, commercial real estate loans and credit card loans. Growth in total commercial loans reflected higher corporate loans and loans to financial institutions. Growth in total commercial real estate loans was primarily driven by commercial mortgage originations, while credit card loan growth reflected the purchase of a small business credit card portfolio in the third quarter of 2026, along with higher sales volumes.
Compared with the second quarter of 2026, average total loans increased $4.1 billion (1.0 percent), driven by growth in credit card loans, commercial real estate loans and other retail loans. Growth in credit card loans included the impact of the small business credit card portfolio purchase, while commercial real estate loan growth was primarily due to commercial mortgage originations. Growth in other retail loans was primarily driven by higher retail leasing balances.

U.S. Bancorp Third Quarter 2026 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	3Q 2026	2Q 2026	3Q 2025	3Q26 vs 2Q26	3Q26 vs 3Q25	YTD 2026	YTD 2025	Percent Change

Noninterest-bearing deposits	$80,966	$80,611	$79,890.4		1.3	$80,736	$79,568	1.5
Interest-bearing savings deposits
Interest checking	134,607	132,358	131,281	1.7	2.5	132,536	129,531	2.3
Money market savings	186,100	181,978	181,063	2.3	2.8	185,678	184,478.7
Savings accounts	78,976	73,709	62,599	7.1	26.2	73,703	57,059	29.2
Total savings deposits	399,683	388,045	374,943	3.0	6.6	391,917	371,068	5.6
Time deposits	45,953	46,424	56,949	(1.0)	(19.3)	46,323	56,451	(17.9)
Total interest-bearing deposits	445,636	434,469	431,892	2.6	3.2	438,240	427,519	2.5
Total deposits	$526,602	$515,080	$511,782	2.2	2.9	$518,976	$507,087	2.3

Average total deposits in the third quarter of 2026 increased $14.8 billion (2.9 percent) compared with the third quarter of 2025. Average total interest-bearing deposits increased, driven by growth in Consumer and Business Banking savings accounts and Wealth, Corporate, Commercial and Institutional Banking money market accounts, partially offset by lower time deposit balances in Treasury and Corporate Support. Time deposit balances are managed as an alternative funding source based on relative pricing and liquidity considerations.
Compared with the second quarter of 2026, average total deposits increased $11.5 billion (2.2 percent), driven by growth in Consumer and Business Banking savings accounts and Wealth, Corporate, Commercial and Institutional Banking money market accounts.

U.S. Bancorp Third Quarter 2026 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	3Q 2026	2Q 2026	3Q 2025	3Q26 vs 2Q26	3Q26 vs 3Q25	YTD 2026	YTD 2025	Percent Change

Card revenue	$440	$435	$415	1.1	6.0	$1,266	$1,202	5.3
Corporate payment and treasury management revenue	457	440	407	3.9	12.3	1,305	1,228	6.3
Merchant processing services	461	485	463	(4.9)	(.4)	1,382	1,352	2.2
Trust and investment management fees	802	785	730	2.2	9.9	2,332	2,113	10.4
Lending and deposit-related fees	308	308	290	—	6.2	910	833	9.2
Capital markets revenue	640	512	378	25.0	69.3	1,529	985	55.2
Mortgage banking revenue	155	169	180	(8.3)	(13.9)	485	515	(5.8)
Investment products fees	116	102	97	13.7	19.6	315	274	15.0
Other	166	138	125	20.3	32.8	427	400	6.8
Total fee revenue	3,545	3,374	3,085	5.1	14.9	9,951	8,902	11.8
Securities gains (losses), net	(65)	(49)	(7)	(32.7)	nm	(149)	(64)	nm
Total noninterest income	$3,480	$3,325	$3,078	4.7	13.1	$9,802	$8,838	10.9

Third quarter noninterest income of $3,480 million increased $402 million (13.1 percent) compared with the third quarter of 2025, driven by higher capital markets revenue, trust and investment management fees, corporate payment and treasury management revenue and other revenue. Capital markets revenue increased primarily due to the contribution from BTIG, along with higher syndication and client-related derivative activity. Trust and investment management fees increased due to business growth and favorable market conditions. Corporate payment and treasury management revenue increased due to higher sales, while other revenue increased due to higher equity investment gains.
Compared with the second quarter of 2026, noninterest income increased $155 million (4.7 percent), driven by higher capital markets revenue, trust and investment management fees, corporate payment and treasury management revenue and other revenue, partially offset by lower merchant processing services revenue. Capital markets revenue increased primarily due to a full quarter of contribution from BTIG. Trust and investment management fees increased due to business growth. Corporate payment and treasury management revenue increased due to higher sales, while other revenue increased due to higher equity investment gains. Merchant processing services decreased due to seasonality.

U.S. Bancorp Third Quarter 2026 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	3Q 2026	2Q 2026	3Q 2025	3Q26 vs 2Q26	3Q26 vs 3Q25	YTD 2026	YTD 2025	Percent Change

Compensation and employee benefits	$2,753	$2,685	$2,561	2.5	7.5	$8,066	$7,798	3.4
Net occupancy and equipment	309	303	300	2.0	3.0	916	907	1.0
Professional services	115	112	117	2.7	(1.7)	319	324	(1.5)
Marketing and business development	199	216	175	(7.9)	13.7	632	518	22.0
Technology and communications	666	601	560	10.8	18.9	1,840	1,627	13.1
Other intangibles	127	114	125	11.4	1.6	351	372	(5.6)
Other	324	397	359	(18.4)	(9.7)	1,062	1,064	(.2)
Total noninterest expense	$4,493	$4,428	$4,197	1.5	7.1	$13,186	$12,610	4.6

Third quarter noninterest expense was $4,493 million, an increase of $296 million (7.1 percent) compared with the third quarter of 2025. The increase reflected the impact of the BTIG acquisition, higher compensation and employee benefits expense primarily due to merit increases, higher technology and communications expense related to investments in product and technology development, and increased marketing and business development initiatives, partially offset by lower other expense.
Compared with the second quarter of 2026, noninterest expense increased $65 million (1.5 percent). The increase reflected higher compensation and employee benefits expense primarily due to a full quarter of BTIG expenses in the third quarter, and higher technology and communications expense related to investments in product and technology development, partially offset by lower other expense.
Provision for Income Taxes
The provision for income taxes for the third quarter of 2026 resulted in a tax rate of 21.8 percent on a taxable-equivalent basis (effective tax rate of 21.2 percent), compared with 21.6 percent on a taxable-equivalent basis (effective tax rate of 20.7 percent) in the third quarter of 2025, and 20.5 percent on a taxable-equivalent basis (effective tax rate of 19.7 percent) in the second quarter of 2026.

U.S. Bancorp Third Quarter 2026 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	3Q 2026	%(a)	2Q 2026	%(a)	1Q 2026	%(a)	4Q 2025	%(a)	3Q 2025	%(a)
Balance, beginning of period	$7,979		$7,977		$7,947		$7,897		$7,862
Allowance for acquired credit losses	55		—		—		—		—
Net charge-offs
Commercial	83.22		91.24		117.33		101.29		23.07
Lease financing	5.45		5.45		4.37		5.46		7.65
Total commercial	88.22		96.25		121.33		106.30		30.09
Commercial mortgages	42.39		13.12		2.02		(3)	(.03)	103	1.06
Construction and development	—	—	—	—	(10)	(.43)	—	—	—	—
Total commercial real estate	42.31		13.10		(8)	(.07)	(3)	(.02)	103.85

Residential mortgages	—	—	—	—	(1)	—	(2)	(.01)	(1)	—

Credit card	334	3.29	367	3.83	365	3.96	358	3.84	346	3.80

Retail leasing	16	1.47	14	1.50	18	2.07	17	1.89	17	1.81
Home equity and second mortgages	—	—	—	—	1.03		1.03		(2)	(.06)
Other	43.67		46.73		50.83		50.81		43.71
Total other retail	59.53		60.56		69.67		68.64		58.55
Total net charge-offs	523.51		536.53		546.56		527.54		536.56
Provision for credit losses(b)	654		538		576		577		571
Balance, end of period	$8,165		$7,979		$7,977		$7,947		$7,897
Components
Allowance for loan losses	$7,815		$7,645		$7,646		$7,605		$7,557
Liability for unfunded credit commitments	350		334		331		342		340
Total allowance for credit losses	$8,165		$7,979		$7,977		$7,947		$7,897

Gross charge-offs	$647		$676		$683		$651		$669
Gross recoveries	$124		$140		$137		$124		$133

Allowance for credit losses as a percentage of
Period-end loans (%)	1.97		1.94		2.00		2.03		2.06
Nonperforming loans (%)	636		612		536		514		490
Nonperforming assets (%)	617		593		522		500		477

(a) Annualized and calculated on average loan balances. (b) The third quarter of 2026 includes $135 million of provision for acquired loans.

U.S. Bancorp Third Quarter 2026 Results
The provision for credit losses was $654 million for the third quarter of 2026, compared with $538 million in the second quarter of 2026 and $571 million in the third quarter of 2025. The increase on a year-over-year basis was primarily driven by the impact of recording the initial provision for credit losses of $135 million related to the purchase of a small business credit card portfolio in the third quarter of 2026, partially offset by improvement in the economic outlook and favorable credit performance. The increase on a linked quarter basis was primarily driven by the impact of the small business credit card portfolio purchase, partially offset by improvement in the economic outlook and favorable credit performance. While economic conditions have shown improvement, the Company continues to monitor economic uncertainty related to interest rates, inflationary pressures, including those related to evolving geopolitical events, as well as other economic factors that may affect the financial strength of corporate and consumer borrowers.
Total net charge-offs were $523 million in the third quarter of 2026, compared with $536 million in both the second quarter of 2026 and third quarter of 2025. The net charge-off ratio in the third quarter of 2026 was 0.51 percent, compared with 0.53 percent in the second quarter of 2026 and 0.56 percent in the third quarter of 2025. The decrease in net charge-offs on a linked quarter basis was driven by lower net charge-offs on credit card loans, partially offset by higher net charge-offs on commercial real estate loans. Compared with the prior year quarter, lower net charge-offs on commercial real estate loans and credit card loans were partially offset by higher net charge-offs on commercial loans.
The allowance for credit losses was $8,165 million at September 30, 2026, compared with $7,979 million at June 30, 2026, and $7,897 million at September 30, 2025. The increase in the allowance for credit losses compared with the linked quarter and prior year quarter was primarily due to the impacts of recording the initial provision for credit losses of $135 million and initial allowance for acquired credit losses of $55 million related to the purchase of the small business credit card portfolio, partially offset by improving credit quality and economic outlook. The allowance for credit losses represented 1.97 percent of period-end loans at September 30, 2026, and 636 percent of nonperforming loans at September 30, 2026.
Nonperforming assets were $1,324 million at September 30, 2026, compared with $1,346 million at June 30, 2026, and $1,654 million at September 30, 2025. The decrease from the prior year quarter primarily reflected the resolution of commercial and commercial mortgage nonperforming loans. The ratio of nonperforming assets to loans and other real estate was 0.32 percent at September 30, 2026. Accruing loans 90 days or more past due were $743 million at September 30, 2026, compared with $735 million at June 30, 2026, and $840 million at September 30, 2025. The decrease in accruing loans 90 days or more past due from the prior year quarter was primarily due to the resolution of elevated prior year residential mortgage delinquencies.

U.S. Bancorp Third Quarter 2026 Results

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Sep 30 2026	Jun 30 2026	Mar 31 2026	Dec 31 2025	Sep 30 2025

Delinquent loan ratios - 90 days or more past due
Commercial	.01	.01	.02	.01	.01
Commercial real estate	.01	.01	.03	.03	.04
Residential mortgages	.19	.20	.23	.25	.26
Credit card	1.10	1.13	1.29	1.27	1.26
Other retail	.10	.09	.12	.12	.12
Total loans	.18	.18	.21	.22	.22

Delinquent loan ratios - 90 days or more past due and nonperforming loans
Commercial	.28	.26	.45	.50	.53
Commercial real estate	.98	1.09	1.07	1.09	1.24
Residential mortgages	.34	.35	.36	.38	.38
Credit card	1.10	1.13	1.29	1.27	1.26
Other retail	.46	.46	.50	.51	.49
Total loans	.49	.50	.58	.61	.64

ASSET QUALITY(a)
($ in millions)
	Sep 30 2026	Jun 30 2026	Mar 31 2026	Dec 31 2025	Sep 30 2025
Nonperforming loans
Commercial	$407	$377	$622	$695	$708
Lease financing	25	25	26	22	25
Total commercial	432	402	648	717	733
Commercial mortgages	490	538	488	504	558
Construction and development	28	30	34	14	21
Total commercial real estate	518	568	522	518	579
Residential mortgages	176	171	159	151	143
Credit card	—	—	—	—	—
Other retail	158	162	159	161	155
Total nonperforming loans	1,284	1,303	1,488	1,547	1,610
Other real estate	21	24	22	24	23
Other nonperforming assets	19	19	18	19	21
Total nonperforming assets	$1,324	$1,346	$1,528	$1,590	$1,654
Accruing loans 90 days or more past due	$743	$735	$847	$853	$840
Nonperforming assets to loans plus ORE (%)	.32	.33	.38	.41	.43

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Third Quarter 2026 Results

COMMON SHARES
(Millions)	3Q 2026	2Q 2026	1Q 2026	4Q 2025	3Q 2025

Beginning shares outstanding	1,558	1,555	1,555	1,556	1,558
Shares issued for stock incentive plans,
acquisitions and other corporate purposes	—	6	5	2	—
Shares repurchased	—	(3)	(5)	(3)	(2)
Ending shares outstanding	1,558	1,558	1,555	1,555	1,556

CAPITAL POSITION				Preliminary Data
($ in millions)	Sep 30 2026	Jun 30 2026	Mar 31 2026	Dec 31 2025	Sep 30 2025

Total U.S. Bancorp shareholders' equity	$66,425	$67,432	$65,786	$65,193	$63,340

Basel III Standardized Approach
Common equity tier 1 capital	$55,023	$53,575	$52,648	$51,665	$50,587
Tier 1 capital	62,267	60,802	59,899	58,917	57,839
Total risk-based capital	72,844	71,429	69,163	68,087	66,820

Common equity tier 1 capital ratio	10.8%	10.8%	10.8%	10.8%	10.9%
Tier 1 capital ratio	12.3	12.2	12.3	12.3	12.4
Total risk-based capital ratio	14.3	14.4	14.2	14.2	14.4
Leverage ratio	9.0	8.9	8.8	8.7	8.6

Common equity to assets	8.5	8.4	8.4	8.4	8.1
Tangible common equity to tangible assets(a)	6.6	6.6	6.7	6.7	6.4
Tangible common equity to risk-weighted assets(a)	9.0	9.4	9.4	9.4	9.3

(a)See Non-GAAP Financial Measures reconciliation on page 16.

Total U.S. Bancorp shareholders’ equity was $66.4 billion at September 30, 2026, compared with $67.4 billion at June 30, 2026, and $63.3 billion at September 30, 2025. The increase from the prior year quarter reflected the impacts of corporate earnings and the common shares issued as consideration for the acquisition of BTIG, partially offset by dividends paid.
All regulatory capital ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 10.8 percent at both September 30, 2026, and June 30, 2026, compared with 10.9 percent at September 30, 2025.

U.S. Bancorp Third Quarter 2026 Results

Investor Conference Call
On Thursday, October 15, 2026 at 8 a.m. CT, Chairman and Chief Executive Officer Gunjan Kedia and Vice Chair and Chief Financial Officer John Stern will host a conference call to review the financial results. The live conference call will be available online or by telephone. To access the webcast and presentation, visit the U.S. Bancorp website at usbank.com and click on “About us”, “Investor relations”, “News & events” and “Webcasts & presentations.” To access the conference call from locations within the United States and Canada, please dial 888-210-4659. Participants calling from outside the United States and Canada, please dial 646-960-0383. The access code for all participants is 7269933. For those unable to participate during the live call, a replay will be available beginning at approximately 11 a.m. CT on October 15, 2026. To access the replay, please visit the U.S. Bancorp website at usbank.com and click on “About us”, “Investor relations”, “News & events” and “Webcasts & presentations.”

About U.S. Bancorp
Headquartered in Minneapolis, U.S. Bancorp is the parent company of U.S. Bank National Association, the fifth-largest commercial bank in the United States. The company's three major business lines serve 15 million clients globally, and its team of nearly 70,000 people invest their hearts and minds to power human potential every day. Ranked 110th on the Fortune 500, U.S. Bancorp is deeply respected for its culture and long-term stewardship and admired for its diversified business mix and product capabilities.

Forward-looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, future economic conditions and the anticipated future revenue, expenses, financial condition, asset quality, capital and liquidity levels, plans, prospects, targets, initiatives and operations of U.S. Bancorp. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “projects,” “forecasts,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.”
Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those set forth in forward-looking statements, including the following risks and uncertainties:
•Deterioration in general business, political and economic conditions or turbulence in domestic or global financial markets, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility;
•Changes to statutes, regulations, or regulatory policies or practices, including capital and liquidity requirements, and the enforcement and interpretation of such laws and regulations, and U.S. Bancorp’s ability to address or satisfy those requirements and other requirements or conditions imposed by regulatory entities;
•Changes in trade policy, including the imposition of tariffs or the impacts of retaliatory tariffs, or the effects of related litigation;
•Changes in interest rates;
•Increases in unemployment rates;
•Deterioration in the credit quality of U.S. Bancorp's loan portfolios or in the value of the collateral securing those loans;
•Changes in commercial real estate occupancy rates;
•Increases in FDIC assessments, including due to bank failures;
•Actions taken by governmental agencies to stabilize or reform the financial system and the effectiveness of such actions;
•Turmoil and volatility in the financial services industry;
•Risks related to originating and selling mortgages, including repurchase and indemnity demands, and related to U.S. Bancorp’s role as a loan servicer;
•Impacts of current, pending or future litigation and governmental proceedings;
•Increased competitive pressure;

U.S. Bancorp Third Quarter 2026 Results
•Changes in customer behavior and preferences and the ability to implement technological changes to respond to customer needs and meet competitive demands;
•Failures or disruptions in or breaches of U.S. Bancorp’s operational, technology, data security or other security systems or infrastructure, or those of third parties, including as a result of cybersecurity incidents;
•Failures to safeguard personal information;
•Impacts of pandemics, natural disasters, terrorist activities, civil unrest, international hostilities and geopolitical events, including those arising from conflict in the Middle East;
•Impacts of supply chain disruptions, rising inflation, slower growth or a recession;
•Effects of climate change and related physical and transition risks;
•Failure to execute on strategic or operational plans;
•Effects of mergers and acquisitions, such as the acquisition of Condor Trading LP and its subsidiaries, including BTIG, LLC, and related integration, including that the expected benefits may take longer than anticipated to achieve or may not be achieved in entirety or at all and the costs relating to the combination may be greater than expected;
•Effects of critical accounting policies and judgments;
•Effects of changes in or interpretations of tax laws and regulations;
•Management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, and liquidity risk; and
•The risks and uncertainties more fully discussed in the section entitled “Risk Factors” of U.S. Bancorp’s Form 10-K for the year ended December 31, 2025, and subsequent filings with the Securities and Exchange Commission.

Factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

Non-GAAP Financial Measures
In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:
•Tangible common equity to tangible assets,
•Tangible common equity to risk-weighted assets,
•Tangible book value per common share, and
•Return on tangible common equity.
These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position and use of capital relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”) or in banking regulations. Management believes this information helps investors assess trends in the Company’s capital utilization and adequacy.
The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures utilize net interest income on a taxable-equivalent basis, including the efficiency ratio, operating leverage, net interest margin, and tax rate.
There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2026	2025	2026	2025
Interest Income
Loans	$5,920	$5,688	$17,174	$16,769
Loans held for sale	41	35	119	122
Investment securities	1,303	1,392	3,950	4,055
Other interest income(a)	510	687	1,536	1,976
Total interest income(a)	7,774	7,802	22,779	22,922
Interest Expense
Deposits	2,491	2,648	7,105	7,700
Short-term borrowings(a)	198	203	661	743
Long-term debt	617	729	1,921	2,114
Total interest expense(a)	3,306	3,580	9,687	10,557
Net interest income	4,468	4,222	13,092	12,365
Provision for credit losses	654	571	1,768	1,609
Net interest income after provision for credit losses	3,814	3,651	11,324	10,756
Noninterest Income
Card revenue	440	415	1,266	1,202
Corporate payment and treasury management revenue	457	407	1,305	1,228
Merchant processing services	461	463	1,382	1,352
Trust and investment management fees	802	730	2,332	2,113
Lending and deposit-related fees	308	290	910	833
Capital markets revenue	640	378	1,529	985
Mortgage banking revenue	155	180	485	515
Investment products fees	116	97	315	274
Securities gains (losses), net	(65)	(7)	(149)	(64)
Other	166	125	427	400
Total noninterest income	3,480	3,078	9,802	8,838
Noninterest Expense
Compensation and employee benefits	2,753	2,561	8,066	7,798
Net occupancy and equipment	309	300	916	907
Professional services	115	117	319	324
Marketing and business development	199	175	632	518
Technology and communications	666	560	1,840	1,627
Other intangibles	127	125	351	372
Other	324	359	1,062	1,064
Total noninterest expense	4,493	4,197	13,186	12,610
Income before income taxes	2,801	2,532	7,940	6,984
Applicable income taxes	593	524	1,599	1,439
Net income	2,208	2,008	6,341	5,545
Net (income) loss attributable to noncontrolling interests	(6)	(7)	(17)	(20)
Net income attributable to U.S. Bancorp	$2,202	$2,001	$6,324	$5,525
Net income applicable to U.S. Bancorp common shareholders	$2,095	$1,893	$6,034	$5,229

Earnings per common share	$1.34	$1.22	$3.88	$3.36
Diluted earnings per common share	$1.34	$1.22	$3.88	$3.35
Dividends declared per common share	$.54	$.52	$1.58	$1.52
Average common shares outstanding	1,558	1,557	1,555	1,558
Average diluted common shares outstanding	1,559	1,557	1,556	1,559
(a) Presentation of interest income and interest expense related to certain repurchase and reverse repurchase transactions recorded under enforceable netting agreements are shown on a net basis for all periods shown, consistent with the presentation of the related balances on the consolidated balance sheet.

CONSOLIDATED ENDING BALANCE SHEET
(Dollars in Millions) (Unaudited)	September 30, 2026	December 31, 2025	September 30, 2025
Assets
Cash and due from banks	$49,523	$46,890	$66,637
Investment securities
Held-to-maturity	72,923	76,170	76,931
Available-for-sale	80,228	90,838	89,065
Loans held for sale	2,426	2,538	2,490
Loans
Commercial	158,814	146,418	140,982
Commercial real estate	53,451	48,920	48,244
Residential mortgages	116,806	115,885	115,046
Credit card	41,587	38,031	36,434
Other retail	44,589	42,081	41,811
Total loans	415,247	391,335	382,517
Less allowance for loan losses	(7,815)	(7,605)	(7,557)
Net loans	407,432	383,730	374,960
Premises and equipment	3,894	3,768	3,695
Goodwill	13,232	12,635	12,634
Other intangible assets	5,310	4,904	5,152
Other assets	67,998	70,872	63,793
Total assets	$702,966	$692,345	$695,357

Liabilities and Shareholders' Equity
Deposits
Noninterest-bearing	$85,596	$84,116	$91,550
Interest-bearing	446,109	438,100	434,599
Total deposits	531,705	522,216	526,149
Short-term borrowings	21,044	17,162	15,449
Long-term debt	51,996	60,764	62,535
Other liabilities	31,333	26,552	27,426
Total liabilities	636,078	626,694	631,559
Shareholders' equity
Preferred stock	6,808	6,808	6,808
Common stock	21	21	21
Capital surplus	8,839	8,728	8,745
Retained earnings	84,503	80,906	79,742
Less treasury stock	(24,284)	(24,283)	(24,228)
Accumulated other comprehensive income (loss)	(9,462)	(6,987)	(7,748)
Total U.S. Bancorp shareholders' equity	66,425	65,193	63,340
Noncontrolling interests	463	458	458
Total equity	66,888	65,651	63,798
Total liabilities and equity	$702,966	$692,345	$695,357

NON-GAAP FINANCIAL MEASURES
(Dollars in Millions, Unaudited)	September 30, 2026		June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Total equity	$66,888		$67,895	$66,247	$65,651	$63,798
Preferred stock	(6,808)		(6,808)	(6,808)	(6,808)	(6,808)
Noncontrolling interests	(463)		(463)	(461)	(458)	(458)
Common equity(a)	59,617		60,624	58,978	58,385	56,532
Goodwill (net of deferred tax liability)(1)	(12,185)		(12,193)	(11,588)	(11,603)	(11,603)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,713)		(1,624)	(1,429)	(1,507)	(1,605)
Tangible common equity(b)	45,719		46,807	45,961	45,275	43,324

Total assets(c)	702,966		725,918	700,998	692,345	695,357
Goodwill (net of deferred tax liability)(1)	(12,185)		(12,193)	(11,588)	(11,603)	(11,603)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,713)		(1,624)	(1,429)	(1,507)	(1,605)
Tangible assets(d)	689,068		712,101	687,981	679,235	682,149

Risk-weighted assets, determined in accordance with prescribed regulatory capital requirements effective for the Company(e)	508,174	*	496,488	487,958	480,382	465,092
Common shares outstanding(f)	1,558		1,558	1,555	1,555	1,556

Ratios *
Common equity to assets(a)/(c)	8.5%		8.4%	8.4%	8.4%	8.1%
Tangible common equity to tangible assets(b)/(d)	6.6		6.6	6.7	6.7	6.4
Tangible common equity to risk-weighted assets(b)/(e)	9.0		9.4	9.4	9.4	9.3
Tangible book value per common share(b)/(f)	$29.34		$30.04	$29.56	$29.12	$27.84

	Three Months Ended
	September 30, 2026		June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Net income applicable to U.S. Bancorp common shareholders	$2,095		$2,098	$1,841	$1,965	$1,893
Intangibles amortization (net-of-tax)	100		90	87	100	99
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	2,195		2,188	1,928	2,065	1,992
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization(g)	8,708		8,776	7,819	8,193	7,903

Average total equity	68,214		67,327	66,315	65,048	63,101
Average preferred stock	(6,808)		(6,808)	(6,808)	(6,808)	(6,808)
Average noncontrolling interests	(463)		(462)	(458)	(458)	(458)
Average goodwill (net of deferred tax liability)(1)	(12,197)		(11,796)	(11,601)	(11,599)	(11,609)
Average intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,684)		(1,409)	(1,474)	(1,568)	(1,659)
Average tangible common equity(h)	47,062		46,852	45,974	44,615	42,567

Return on tangible common equity(g)/(h)	18.5%		18.7%	17.0%	18.4%	18.6%

Net interest income	$4,468		$4,361	$4,263	$4,284	$4,222
Taxable-equivalent adjustment(2)	22		26	28	28	29
Net interest income, on a taxable-equivalent basis	4,490		4,387	4,291	4,312	4,251

Net interest income, on a taxable-equivalent basis (as calculated above)	4,490		4,387	4,291	4,312	4,251
Noninterest income	3,480		3,325	2,997	3,053	3,078
Less: Securities gains (losses), net	(65)		(49)	(35)	3	(7)
Total net revenue, excluding net securities gains (losses)(i)	8,035		7,761	7,323	7,362	7,336

Noninterest expense(j)	4,493		4,428	4,265	4,227	4,197

Efficiency ratio(j)/(i)	55.9%		57.1%	58.2%	57.4%	57.2%
* Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

NON-GAAP FINANCIAL MEASURES
	Three Months Ended
(Dollars in Millions, Unaudited)	September 30, 2026	September 30, 2025	Percent Change
Net interest income	$4,468	$4,222
Taxable-equivalent adjustment(1)	22	29
Net interest income, on a taxable-equivalent basis	4,490	4,251

Net interest income, on a taxable-equivalent basis (as calculated above)	4,490	4,251
Noninterest income	3,480	3,078
Less: Securities gains (losses), net	(65)	(7)
Total net revenue, excluding net securities gains (losses)	8,035	7,336	9.5%	(a)

Noninterest expense	4,493	4,197	7.1%	(b)

Operating leverage(a) - (b)	2.4%

(1)Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

Business Segment Schedules Third Quarter 2026
WEALTH, CORPORATE, COMMERCIAL AND INSTITUTIONAL BANKING CONSUMER AND BUSINESS BANKING PAYMENT SERVICES TREASURY AND CORPORATE SUPPORT

BUSINESS SEGMENT FINANCIAL PERFORMANCE						Preliminary data
($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp
Business Segment	3Q 2026	2Q 2026	3Q 2025	3Q26 vs 2Q26	3Q26 vs 3Q25	YTD 2026	YTD 2025	Percent Change
Wealth, Corporate, Commercial and Institutional Banking	$1,598	$1,513	$1,231	5.6	29.8	$4,550	$3,597	26.5
Consumer and Business Banking	633	593	593	6.7	6.7	1,803	1,717	5.0
Payment Services	175	222	255	(21.2)	(31.4)	661	786	(15.9)
Treasury and Corporate Support	(204)	(151)	(78)	(35.1)	nm	(690)	(575)	(20.0)
Consolidated Company	$2,202	$2,177	$2,001	1.1	10.0	$6,324	$5,525	14.5

	Income Before Provision and Taxes			Percent Change		Income Before Provision and Taxes
	3Q 2026	2Q 2026	3Q 2025	3Q26 vs 2Q26	3Q26 vs 3Q25	YTD 2026	YTD 2025	Percent Change
Wealth, Corporate, Commercial and Institutional Banking	$2,243	$2,147	$1,838	4.5	22.0	$6,374	$5,213	22.3
Consumer and Business Banking	916	869	853	5.4	7.4	2,627	2,451	7.2
Payment Services	828	681	749	21.6	10.5	2,208	2,159	2.3
Treasury and Corporate Support	(510)	(413)	(308)	(23.5)	(65.6)	(1,425)	(1,142)	(24.8)
Consolidated Company	$3,477	$3,284	$3,132	5.9	11.0	$9,784	$8,681	12.7
Business Segments
The Company’s major business segments are Wealth, Corporate, Commercial and Institutional Banking, Consumer and Business Banking, Payment Services, and Treasury and Corporate Support. Business segment results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2026, certain organization and methodology changes were made, including moving the Impact Finance business unit from the Treasury and Corporate Support business segment to the Wealth, Corporate, Commercial and Institutional Banking business segment. In addition, card revenue generated from debit cards, which was previously included in the Payment Services business segment, is now included in the Consumer and Business Banking business segment. Prior period results were recast and presented on a comparable basis.

WEALTH, CORPORATE, COMMERCIAL AND INSTITUTIONAL BANKING						Preliminary data
($ in millions)				Percent Change
	3Q 2026	2Q 2026	3Q 2025	3Q26 vs 2Q26	3Q26 vs 3Q25	YTD 2026	YTD 2025	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,971	$1,931	$1,761	2.1	11.9	$5,768	$5,177	11.4
Noninterest income	2,026	1,834	1,572	10.5	28.9	5,467	4,489	21.8
Total net revenue	3,997	3,765	3,333	6.2	19.9	11,235	9,666	16.2
Noninterest expense	1,754	1,618	1,495	8.4	17.3	4,861	4,453	9.2
Income before provision and taxes	2,243	2,147	1,838	4.5	22.0	6,374	5,213	22.3
Provision for credit losses	112	129	196	(13.2)	(42.9)	306	416	(26.4)
Income before income taxes	2,131	2,018	1,642	5.6	29.8	6,068	4,797	26.5
Income taxes and taxable-equivalent adjustment	533	505	411	5.5	29.7	1,518	1,200	26.5
Net income	1,598	1,513	1,231	5.6	29.8	4,550	3,597	26.5
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net income attributable to U.S. Bancorp	$1,598	$1,513	$1,231	5.6	29.8	$4,550	$3,597	26.5

Average Balance Sheet Data
Loans	$216,957	$214,486	$189,530	1.2	14.5	$212,023	$186,161	13.9
Other earning assets	15,420	16,113	11,908	(4.3)	29.5	15,637	12,989	20.4
Goodwill	5,439	5,028	4,826	8.2	12.7	5,100	4,825	5.7
Other intangible assets	859	645	772	33.2	11.3	729	817	(10.8)
Assets	272,472	268,941	236,188	1.3	15.4	266,115	234,145	13.7

Noninterest-bearing deposits	57,888	57,832	56,056.1		3.3	57,824	55,709	3.8
Interest-bearing deposits	237,865	227,562	220,712	4.5	7.8	231,822	217,607	6.5
Total deposits	295,753	285,394	276,768	3.6	6.9	289,646	273,316	6.0

Total U.S. Bancorp shareholders' equity	25,809	25,089	24,020	2.9	7.4	25,048	23,762	5.4

Wealth, Corporate, Commercial and Institutional Banking provides core banking, specialized lending, transaction and payment processing, capital markets, asset management, and brokerage and investment related services to wealth, middle market, large corporate, commercial real estate, government and institutional clients, and also includes investments in tax-advantaged projects.
Wealth, Corporate, Commercial and Institutional Banking generated $2,243 million of income before provision and taxes in the third quarter of 2026, compared with $1,838 million in the third quarter of 2025, and contributed $1,598 million of the Company’s net income in the third quarter of 2026.
Total net revenue increased compared with the third quarter of 2025, driven by growth in net interest income from higher loan and deposit balances and growth in noninterest income, primarily due to higher capital markets revenue driven by the contribution from BTIG and higher syndication and client-related derivative activity, and higher trust and investment management fees due to business growth and favorable market conditions.
Noninterest expense increased compared with the third quarter of 2025, primarily due to higher compensation and employee benefits expense and higher technology and communications expense, both driven by the BTIG acquisition.
The provision for credit losses decreased compared with the third quarter of 2025, primarily due to favorable credit performance.

CONSUMER AND BUSINESS BANKING						Preliminary data
($ in millions)				Percent Change
	3Q 2026	2Q 2026	3Q 2025	3Q26 vs 2Q26	3Q26 vs 3Q25	YTD 2026	YTD 2025	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,878	$1,838	$1,851	2.2	1.5	$5,516	$5,466.9
Noninterest income	526	537	564	(2.0)	(6.7)	1,579	1,623	(2.7)
Total net revenue	2,404	2,375	2,415	1.2	(.5)	7,095	7,089.1
Noninterest expense	1,488	1,506	1,562	(1.2)	(4.7)	4,468	4,638	(3.7)
Income before provision and taxes	916	869	853	5.4	7.4	2,627	2,451	7.2
Provision for credit losses	72	78	62	(7.7)	16.1	222	161	37.9
Income before income taxes	844	791	791	6.7	6.7	2,405	2,290	5.0
Income taxes and taxable-equivalent adjustment	211	198	198	6.6	6.6	602	573	5.1
Net income	633	593	593	6.7	6.7	1,803	1,717	5.0
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net income attributable to U.S. Bancorp	$633	$593	$593	6.7	6.7	$1,803	$1,717	5.0

Average Balance Sheet Data
Loans	$143,819	$144,009	$145,906	(.1)	(1.4)	$144,005	$149,750	(3.8)
Other earning assets	2,744	2,650	2,330	3.5	17.8	2,602	2,996	(13.2)
Goodwill	4,326	4,326	4,326	—	—	4,326	4,326	—
Other intangible assets	3,945	3,910	4,223.9		(6.6)	3,923	4,288	(8.5)
Assets	157,026	157,112	158,865	(.1)	(1.2)	157,038	163,515	(4.0)

Noninterest-bearing deposits	19,138	18,677	19,782	2.5	(3.3)	18,749	19,628	(4.5)
Interest-bearing deposits	207,718	206,556	202,303.6		2.7	206,086	200,812	2.6
Total deposits	226,856	225,233	222,085.7		2.1	224,835	220,440	2.0

Total U.S. Bancorp shareholders' equity	12,850	12,865	13,369	(.1)	(3.9)	12,940	13,547	(4.5)

Consumer and Business Banking comprises consumer banking, small business banking, debit cards and consumer lending. Products and services are delivered through banking offices, telephone servicing and sales, online services, direct mail, ATMs, mobile devices, distributed mortgage loan officers, and intermediary relationships including auto dealerships, mortgage banks, and strategic business partners.
Consumer and Business Banking generated $916 million of income before provision and taxes in the third quarter of 2026, compared with $853 million in the third quarter of 2025, and contributed $633 million of the Company’s net income in the third quarter of 2026.
Total net revenue decreased slightly compared with the third quarter of 2025 due to lower noninterest income, partially offset by higher net interest income. Net interest income increased primarily due to higher deposit balances, while noninterest income decreased primarily due to lower mortgage banking revenue, reflecting lower gain on sale activity.
Noninterest expense decreased compared with the third quarter of 2025, primarily due to lower net shared services expense.
The provision for credit losses increased compared with the third quarter of 2025, primarily due to growth in commercial and other retail loans.

PAYMENT SERVICES						Preliminary data
($ in millions)				Percent Change
	3Q 2026	2Q 2026	3Q 2025	3Q26 vs 2Q26	3Q26 vs 3Q25	YTD 2026	YTD 2025	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$834	$774	$781	7.8	6.8	$2,402	$2,253	6.6
Noninterest income	1,034	1,038	973	(.4)	6.3	2,997	2,869	4.5
Total net revenue	1,868	1,812	1,754	3.1	6.5	5,399	5,122	5.4
Noninterest expense	1,040	1,131	1,005	(8.0)	3.5	3,191	2,963	7.7
Income before provision and taxes	828	681	749	21.6	10.5	2,208	2,159	2.3
Provision for credit losses	594	385	409	54.3	45.2	1,326	1,110	19.5
Income before income taxes	234	296	340	(20.9)	(31.2)	882	1,049	(15.9)
Income taxes and taxable-equivalent adjustment	59	74	85	(20.3)	(30.6)	221	263	(16.0)
Net income	175	222	255	(21.2)	(31.4)	661	786	(15.9)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net income attributable to U.S. Bancorp	$175	$222	$255	(21.2)	(31.4)	$661	$786	(15.9)

Average Balance Sheet Data
Loans	$48,058	$45,947	$42,957	4.6	11.9	$46,018	$42,267	8.9
Other earning assets	11	7	5	57.1	nm	8	22	(63.6)
Goodwill	3,474	3,479	3,482	(.1)	(.2)	3,479	3,433	1.3
Other intangible assets	333	241	260	38.2	28.1	271	256	5.9
Assets	53,331	51,171	48,428	4.2	10.1	51,187	47,705	7.3

Noninterest-bearing deposits	2,379	2,390	2,370	(.5)	.4	2,398	2,474	(3.1)
Interest-bearing deposits	94	93	95	1.1	(1.1)	93	95	(2.1)
Total deposits	2,473	2,483	2,465	(.4)	.3	2,491	2,569	(3.0)

Total U.S. Bancorp shareholders' equity	11,090	10,692	10,318	3.7	7.5	10,794	10,261	5.2

Payment Services includes consumer and business credit cards, stored-value cards, corporate, government and purchasing card services and merchant processing.
Payment Services generated $828 million of income before provision and taxes in the third quarter of 2026, compared with $749 million in the third quarter of 2025, and contributed $175 million of the Company’s net income in the third quarter of 2026.
Total net revenue increased compared with the third quarter of 2025, driven by an increase in net interest income, primarily due to higher loan balances including the impact of the small business credit card portfolio purchase, and an increase in noninterest income, primarily due to higher corporate payment and treasury management revenue and higher card revenue, both driven by higher sales volume.
Noninterest expense increased primarily due to higher technology and communications expense, higher compensation and employee benefits expense and higher marketing and business development expense.
The provision for credit losses increased compared with the third quarter of 2025, primarily due to the impact of recording the initial provision for credit losses related to the purchase of the small business credit card portfolio.

TREASURY AND CORPORATE SUPPORT						Preliminary data
($ in millions)				Percent Change
	3Q 2026	2Q 2026	3Q 2025	3Q26 vs 2Q26	3Q26 vs 3Q25	YTD 2026	YTD 2025	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	($193)	($156)	($142)	(23.7)	(35.9)	($518)	($443)	(16.9)
Noninterest income	(106)	(84)	(31)	(26.2)	nm	(241)	(143)	(68.5)
Total net revenue	(299)	(240)	(173)	(24.6)	(72.8)	(759)	(586)	(29.5)
Noninterest expense	211	173	135	22.0	56.3	666	556	19.8
Income (loss) before provision and taxes	(510)	(413)	(308)	(23.5)	(65.6)	(1,425)	(1,142)	(24.8)
Provision for credit losses	(124)	(54)	(96)	nm	(29.2)	(86)	(78)	(10.3)
Income (loss) before income taxes	(386)	(359)	(212)	(7.5)	(82.1)	(1,339)	(1,064)	(25.8)
Income taxes and taxable-equivalent adjustment	(188)	(214)	(141)	12.1	(33.3)	(666)	(509)	(30.8)
Net income (loss)	(198)	(145)	(71)	(36.6)	nm	(673)	(555)	(21.3)
Net (income) loss attributable to noncontrolling interests	(6)	(6)	(7)	—	14.3	(17)	(20)	15.0
Net income (loss) attributable to U.S. Bancorp	($204)	($151)	($78)	(35.1)	nm	($690)	($575)	(20.0)

Average Balance Sheet Data
Loans	$714	$1,039	$759	(31.3)	(5.9)	$876	$725	20.8
Other earning assets	203,061	204,750	224,122	(.8)	(9.4)	206,838	218,813	(5.5)
Goodwill	—	—	—	—	—	—	—	—
Other intangible assets	6	6	7	—	(14.3)	6	8	(25.0)
Assets	213,802	217,486	236,124	(1.7)	(9.5)	218,899	228,785	(4.3)

Noninterest-bearing deposits	1,561	1,712	1,682	(8.8)	(7.2)	1,765	1,757.5
Interest-bearing deposits	(41)	258	8,782	nm	nm	239	9,005	(97.3)
Total deposits	1,520	1,970	10,464	(22.8)	(85.5)	2,004	10,762	(81.4)

Total U.S. Bancorp shareholders' equity	18,002	18,219	14,936	(1.2)	20.5	18,050	13,492	33.8

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business segments, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.
Treasury and Corporate Support generated a $510 million loss before provision and taxes in the third quarter of 2026, compared with a $308 million loss before provision and taxes in the third quarter of 2025, and recorded a net loss of $204 million in the third quarter of 2026.
Total net revenue decreased compared with the third quarter of 2025, driven by lower net interest income, primarily due to lower interest-bearing deposits with banks and investment securities balances, partially offset by lower funding costs and benefits from fixed asset repricing, as well as lower noninterest income driven by losses on the sales of investment securities.
Noninterest expense increased compared with the third quarter of 2025, primarily due to higher technology and communications expense, net shared services expense, and compensation and employee benefits expense.
The provision for credit losses decreased compared with the third quarter of 2025 primarily due to improvement in the economic outlook.
Income taxes are assessed to each business segment at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support.